Exhibit 3.23

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAXIMA HOLDING COMPANY, INC.

Maxima Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Maxima Holding Company, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 2003.

SECOND: This Amended Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: This Amended Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation’s Certificate of Incorporation, as follows:

ARTICLE I

The name of the Corporation is “Maxima Holding Company, Inc.”

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

ARTICLE IV

4.1 FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred and Eighty Thousand (180,000) shares, consisting of:

(i) One Hundred and Fifty Thousand (150,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”);

(ii) Thirty Thousand (30,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock is as follows:

4.2 Common Stock.

(a) Dividends. All shares of Common Stock of the Corporation shall be of equal rank and shall be identical, except as hereinafter specifically set forth. No dividend or other distribution shall be paid upon, or declared or set apart for, any share of any class of Common Stock of the Corporation for any dividend period unless at the same time a dividend or distribution for the same period shall be paid upon, or declared and set apart for, all shares of each other class of Common Stock then issued and outstanding, in the same amount with respect to each issued and outstanding share of Common Stock, as though all shares of Common Stock were of a single class, except that the Corporation may at any time concurrently declare and pay an equal dividend, on a share for share basis, in each respective class of Common Stock in shares of such class of Common Stock.

(b) Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of each class of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of all classes of Common Stock then issued and outstanding as though all such shares were of a single class.

(c) Corporate Event. There shall be no increase, decrease or other alteration of the issued and outstanding shares of any class of Common Stock of the Corporation by or as a result of any stock split, stock dividend, combination of shares, recapitalization, reclassification, merger, consolidation, sale of all or substantially all of the assets of the Corporation, reorganization, liquidation, dissolution or other similar corporate transaction (each, a “Corporate Event”) unless at the same time the shares of the other class or classes of Common stock then issued and outstanding are also increased, decreased or otherwise altered, as the case may be, in the same manner and to the same extent. Without limiting the generality of the foregoing, the number of shares of each class of Common Stock issued and outstanding immediately following any such Corporate Event shall bear the same ratio to the number of shares of that class of Common Stock issued and outstanding immediately prior to such Corporate Event as the number of shares of each other class of Common Stock issued and outstanding immediately following such Corporate Event shall bear to the number of shares of that class of Common Stock issued and outstanding immediately prior to such Corporate Event.

(d) Voting Rights. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him. On all matters to be voted on by each holder of either class of the Common Stock, each holder of such class shall be entitled to one vote for each share thereof held of record.

4.3 Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

(c) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

(d) Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

(e) Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f) The amounts, if any, payable upon the shares in the event of voluntary liquidation, dissolution or winding up of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions on the Common Stock under such circumstances;

(g) The amounts, if any, payable under the shares thereof in the event of involuntary liquidation, dissolution or winding up of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

(h) Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(i) Any other relative rights, preferences, limitations and powers of that series.

ARTICLE V

At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the Bylaws applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question.

ARTICLE VI

6.1 Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1) nor more than five (5). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office. The directors of the Corporation nominated by the HBEP Investors (as defined in the Stockholders Agreement) and elected as members of the Board of Directors (the “HB Directors”) as a class shall at all times be entitled to cast three votes on all matters put before the Board of Directors for approval. All other directors elected as members of the Board of Directors shall at all times be entitled to cast one vote on all matters put before the Board of Directors for approval.

6.2 Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the Bylaws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

6.3 Removal. Subject to the Bylaws and the Stockholders Agreement, dated as of July    , 2003 by and among the Corporation and the Corporation’s Stockholders (the “Stockholders Agreement”), any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

ARTICLE VII

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The directors shall have the power, subject to the terms and conditions of the Stockholders Agreement and the Bylaws of Corporation, to make, adopt, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(c) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ARTICLE VIII

8.1 Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

8.2 Special Stockholders Meeting. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of shareholders owning a majority in amount of the Common Stock of the Corporation issued and outstanding and entitled to vote.

8.3 No Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

9.1 Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this Article NINTH shall eliminate or limit the liability of a director (a) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (c) under Section 174 of the GCL, or (d) for any transaction from which a director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this Article NINTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

9.2 Indemnification.

(a) The Corporation shall indemnify, in accordance with the Bylaws of the Corporation and to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section 2 shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under subdivision (a) of this Section 9.2 of this Article NINTH is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and subdivision (a) of this Section 9.2 of this Article NINTH for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article NINTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

9.3 Insurance. The Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article NINTH or the GCL.

9.4 Other Rights. The rights and authority conferred in this Article NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise.

9.5 Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the GCL.

9.6 Effect of Amendments. Neither the amendment, change, alteration nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by GCL, any modification of law, shall eliminate or reduce the effect of this Article NINTH or the rights or any protection afforded under this Article NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE X

Subject to the Corporation’s Stockholders Agreement, the Corporation reserves the right to repeal, alter, change or amend any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the Bylaws and applicable law and thereafter approved by the stockholders.

ARTICLE XI

The Corporation has elected to not be governed by Section 203 of the GCL.

IN WITNESS WHEREOF, the undersigned does hereby certify that the facts hereinabove stated are truly set forth and, accordingly, hereby executes this Amended and Restated Certificate of Incorporation on this 10th day of July, 2003.

MAXIMA HOLDING COMPANY, INC.

By:	/s/ Jonathan Gormin
Name: Jonathan Gormin
Title: Secretary

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAXIMA HOLDING COMPANY, INC.

MAXIMA HOLDING COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors of the corporation approved and adopted the following resolution for amending its Amended and Restated Certificate of Incorporation declaring it advisable and recommended that the amendment be submitted to its sole stockholder for consideration:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended (the “Amendment”) by striking out the first sentence of ARTICLE IV of such Amended and Restated Certificate of Incorporation and inserting in lieu thereof the following:

“FOURTH: the total number of shares of stock which the Corporation shall have authority to issue is One Thousand Two Hundred (1,200) shares, consisting of:

(i) One Thousand (1,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”);

(ii) Two Hundred (200) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: That in lieu of a meeting and vote of the sole stockholder, the stockholder has approved said amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of Delaware.

FOURTH: That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, MAXIMA HOLDING COMPANY, INC. has caused this Certificate of Amendment to be executed by its duly authorized officer this 18th day of December, 2008.

MAXIMA HOLDING COMPANY, INC.

By:	/s/ Terry Braatz
Name: Terry Braatz
Its: Treasurer